UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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BUSINESS DEVELOPMENT CORPORATION OF AMERICA

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

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c/o DST Systems, Inc., P.O. Box 219865, Kansas City, MO 64121-9865

September, 2016

Dear Fellow Stockholders of Business Development Corporation of America (“BDCA” or the “Company”),

We are pleased to provide you with information on the proposed sale (the “Transaction”) of our investment adviser, BDCA Adviser, LLC (the “Adviser”), to an affiliate of Benefit Street Partners L.L.C. (“BSP”). You should have received proxy materials which offer details on this transaction in the past week. Stockholders must approve the Company’s entry into a new advisory agreement (the “New Advisory Agreement”) which is required due to the change in control of the Adviser. A special meeting of stockholders will be held on October 28, 2016 to approve the entry into the New Advisory Agreement. I encourage you to review the proxy materials, participate in one of the webcasts we will hold to review the proposed sale of the Adviser to BSP and, importantly, to vote your shares.

The BDCA board of directors (the “Board”) has already voted unanimously to approve the New Advisory Agreement. The Board recommends that stockholders approve the New Advisory Agreement, which will take effect upon the closing of the Transaction. As described in more detail in the proxy statement, all material terms of the New Advisory Agreement, which has an initial term of two (2) years, will be substantially the same as those contained in the Company’s existing investment advisory agreement (the “Existing Advisory Agreement”). Minor changes between the terms of the New Advisory Agreement and the Existing Advisory Agreement are discussed below. The Board believes the approval of the New Advisory Agreement will benefit stockholders as such approval would provide continuity of advisory services by the Adviser. You will also be asked to elect Ronald J. Kramer, a non-interested director nominee, to the BDCA board. Mr. Kramer’s nomination is contingent on the approval of the New Advisory Agreement.

In making its recommendation, the Board assessed BSP’s experience and track record in executing a business strategy similar to ours and determined that continuity will be delivered through what is expected to be a seamless transition to the New Advisory Agreement. The Board thoroughly evaluated proposals from two other companies in connection with the proposed change in control of the Adviser and rejected both proposals as not meeting the standards or objectives needed to fulfill the role of adviser to BDCA and to provide the continuity of origination and investment management expertise offered by BSP. If the New Advisory Agreement is not approved, the Existing Advisory Agreement with the Adviser will remain in place under its current terms.

BSP, the Adviser and AR Global Investments, LLC, the parent of the Adviser, will collectively bear the costs associated with the special meeting.

We encourage you to read about the Transaction in the proxy materials and have summarized several key aspects below.

Enhanced Opportunity for BDCA and its Stockholders

Over the past five years, BDCA stockholders have enjoyed consistent performance delivered by the Adviser and its personnel. The Adviser believes that to now achieve optimal results for you going forward, it would need to draw upon resources it does not currently have. In consideration of what would provide the best foundation for future success, the Adviser has determined that BSP and its affiliate, Providence Equity Partners L.L.C. (“Providence Equity”), would deliver the resources and expertise necessary to attain our core objectives and to successfully achieve the liquidity we expect to realize within the next several years. The Board has assessed BSP’s capabilities and historical performance and believes that we will benefit from BSP’s institutional presence, larger existing origination and investment management teams and sophisticated infrastructure. BSP’s credit capabilities and expertise are further strengthened by Providence Equity’s global reach.

BSP, a registered investment adviser since 2011 and established in 2008 as Providence Equity’s credit investment platform, is a leading credit-focused alternative asset management firm with over $13.0 billion in assets under management, including $3.9 billion in private debt, as of July 31, 2016.

BSP today manages funds for institutions and high-net-worth investors, including private funds with an investment strategy substantially similar to BDCA. Globally, BSP manages various credit funds and strategies including private debt, long-short liquid credit, long-only credit and commercial real estate debt. These strategies complement each other as they all leverage the sourcing, analytical, compliance, and operational capabilities that encompass BSP’s robust platform. BSP’s private debt strategy seeks to benefit from proprietary access to middle market and large corporate companies through an extensive, nationwide network of senior partner relationships, CEO relationships, key financial intermediaries, financial sponsors and the extensive global resources and networks of the broader Providence Equity platform. As of July 31, 2016, BSP has over 115 professionals, including 73 investment and research professionals.

BSP’s credit investing efforts are strengthened through its affiliation with Providence Equity, a leading global private equity firm with more than $46 billion in assets under management. Providence was founded as a sector-focused private equity investor with expertise in global media, communications, education and information sectors. Collectively, Providence and BSP consist of approximately 335 employees, including 175 investment professionals located across offices in Providence, New York, Houston, London, Hong Kong, New Delhi and Singapore.

Familiar Investment Personnel, Continuity Across Strategy, Operations and Objectives

BDCA’s investment objective, which is to generate both current income and to a lesser extent long-term capital appreciation through middle market corporate debt and equity investments, will remain unchanged. BSP plans to achieve this investment objective by continuing to focus on senior secured corporate loans and to a lesser extent, mezzanine or subordinated debt and equity securities. Senior secured loans include first and second lien and unitranche loans that rank ahead of subordinated debt of a given portfolio company. Mezzanine and subordinated debt is subordinated to senior loans and is generally unsecured. Equity is the most junior security and is unsecured. In seeking this investment objective, BDCA will target an investment strategy composed of four key components:

•	sourcing of primarily private and middle market debt opportunities augmented by BSP’s extensive proprietary networks and close relationships;
•	focusing on delivering superior risk-adjusted returns by continuing to invest primarily in senior secured investments;
•	creative and flexible approach to structuring while optimizing investment-level risk/return profile; and
•	maintaining downside protection through risk management and multidimensional diversification.

There is no current intention to change BDCA’s distribution policy. The amount of the BDCA’s distributions will continue to be determined by its Board. The Company’s distributions may exceed earnings. As a result, a portion of the distributions made by the Company may represent a return of capital for U.S. federal income tax purposes.

With respect to a liquidity event, the Board believes at this time that a stock exchange listing in which BDCA stock has the potential to trade at a premium to net asset value is likely to be the most favorable liquidity event for stockholders. With its unanimous vote, the Board believes that BSP is well positioned to optimize BDCA’s portfolio performance and expense structure and has the requisite access to institutional capital and relationships to best deliver such an outcome.

Key personnel including Corinne Pankovcin, our CFO, and a majority of our current origination, portfolio management and support teams are expected to continue to play key roles for BDCA. They will be complemented by BSP’s private debt origination team, industry-focused experts and broad investment product expertise. We expect that this combined team will allow us to achieve optimal investment performance with substantial downside protection. This will be realized through the identification and capture of opportunities for excess returns primarily in the private debt market. This investment strategy will rely heavily on the Adviser’s and BSP’s private debt origination capabilities with the benefit of Providence’s global resources. BSP intends to observe our current investment objectives, which are to generate both current income and, to a lesser extent, long-term capital appreciation through debt and equity investments.

Following the completion of the Transaction, you will still own the same amount and type of shares in BDCA.

Efficiencies of Scale

•	BSP will be able to assist the Company in seeking to reduce its operating expense ratio and improve performance on a risk adjusted basis.

•	The Adviser will have access to the accounting, finance, legal and compliance resources of BSP’s larger platform, including experienced compliance personnel of BSP and its affiliates.
•	Our Adviser will be well capitalized and able to attract and retain personnel necessary to provide quality advisory services to BDCA by being a part of a larger platform.
•	We expect to benefit from being part of the BSP platform, which may result in an increase in deal flow and the opportunity to act as the more profitable lead investor in private debt transactions.

I am honored to have led BDCA in achieving strong results for you and to have delivered meaningfully on our objectives over the past five years. It is now time, however, for us to look to an even stronger manager to lead the Company on the next leg of this journey. I am confident that you will be in good hands with BSP and pleased that the Adviser team who has achieved the strong performance for you thus far will continue to have a major role in driving results for you in the future.

Please contact our investor relations team with any questions you might have regarding the transaction. You may reach us at 866-902-0063 Monday through Friday between 8:30 a.m. and 5:30 p.m. Eastern.

Sincerely,

Peter Budko

Chief Executive Officer